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                                                                    Exhibit 99.2



        Amendment Number 1 to the AmeriPath, Inc. 2001 Stock Option Plan
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                                                                    Exhibit 99.2

                               Amendment to the
                    AmeriPath, Inc. 2001 Stock Option Plan

     This Amendment No. 1 ("Amendment") to the AmeriPath, Inc. 2001 Stock Option Plan (the "Plan") is made and executed this 2nd day of August, 2001, to be effective as of August 2, 2001.

     Pursuant to a resolution of the Board of Directors of the Company dated August 2, 2001, in accordance with Section 16 of the Plan, the Plan is hereby amended as follows:

     1.  Amendment to Section 16 of the Plan.  Section 16 of the Plan be and
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hereby is deleted in its entirety and the following is substituted therefor:

     "16.  Amendment and Discontinuation of the Plan.  Either the Board or the
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     Committee may from time to time amend the Plan or any Option; provided, however, that, except to the extent provided in Section 10, no such amendment may, without approval by the stockholders of the Company, (a) increase the number of securities which may be issued under the Plan, or
     (b) materially modify the requirements as to eligibility for participation in the Plan, or (c) permit decreasing the option price on any outstanding option; and provided further, that, except to the extent provided in
     Section 9, no amendment or suspension of the Plan or any Option issued hereunder shall substantially impair any Option previously granted to any Optionee without the consent of such Optionee. Shareholder approval also shall be required for any amendment to the Plan if and to the extent such approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

     2. Effect of Amendment. As modified hereby, the provisions of the Plan shall remain in full force and effect.

     IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first above written.

                                    AMERIPATH, INC.


                                    By: /s/ Gregory A. Marsh
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                                    Name:  Gregory A. Marsh
                                    Title: Vice President and Secretary